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Exhibit 21.0

SUBSIDIARIES OF THE REGISTRANT

Parent

TF Financial Corporation

Subsidiaries	Percentage Owned	Jurisdiction of Incorporation

3rd Fed Bank(a)	100%	Pennsylvania

Teragon Financial Corporation(a)(b)	100%	Pennsylvania

Penns Trail Development Corporation(a)	100%	Delaware

Third Delaware Corporation(a)(b)	100%	Delaware

(a)           The operations of this subsidiary are included in the consolidated financial statements contained in the 2013 Annual Report to Stockholders incorporated herein by reference.

(b)           Third Delaware Corporation and Teragon Financial Corporation are wholly-owned subsidiaries of 3rd Fed Bank.